Exhibit C
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NEES Energy, Inc.
Statement of Cash Flows
(Thousands of Dollars)
For the Periods Ended June 30, 2001
(Unaudited, Subject to Adjustment)

				Twelve
			Quarter	Months
			-------	------

Operating activities:
	Net income (loss)	$    (20)	$    55

	Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:

		(Increase) decrease in accounts receivable	132	59
		(Increase) decrease in deferred taxes	0	818
		(Increase) decrease in tax benefits receivable	(11)	(18,837)
		(Increase) decrease in asset held for
		  sale-AllEnergy	0	159,253
		(Increase) decrease in other current assets	0	381
		(Increase) decrease in current liabilities	(3,862)	2,993
		Other, net	0	13,203
				--------	--------
Net cash provided by (used in) operating activities	$ (3,761)	$ 157,925
				--------	--------

Financing activities:
	Change in subordinated notes payable to parent	$  3,725	$(157,934)
				--------	--------
	Net cash provided by (used in) financing activities	$  3,725	$(157,934)
				--------	--------

Net increase (decrease) in cash and cash equivalents	$    (36)	$      (9)

Cash and cash equivalents at beginning of period	56	29
				--------	-------

Cash and cash equivalents at end of period	$    20	$    20
				========	=======
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